Dated June 9, 2025

Nasdaq Capital Market Stock Code: BMHL

Free Writing Prospectus

Relating to Preliminary Prospectus dated May 23, 2025



Bluemount Holdings Limited

藍 山 控 股 有 限 公 司

BLUEMOUNT

藍 山 控 股

Offering Summary

	Transaction Details
Issuer	Bluemount Holdings Limited
Proposed Nasdaq Capital Market Symbol	BMHL
Number of Ordinary Shares Outstanding before this Offering	11,505,148 Class A Ordinary Shares and 12,499,999 Class B Ordinary Shares
Number of Shares Being Offered	1,375,000 Class B Ordinary Shares
Proposed Offering Price Range	US$4 – US$5 per share
Offering Size	US$5,500,000 – US$6,875,000
Number of Ordinary Shares Outstanding after this Offering	11,505,148 Class A Ordinary Shares and 13,874,999 Class B Ordinary Shares
Use of Proceeds	Approximately 40% for expansion of trading of watch business; Approximately 30% for acquisition of financial and investment related companies, with a focus on brokerage firms and/or asset management companies to enhance trading capabilities and bolster market footprint; Approximately 30% for general working capital needs
Underwriters	Dominari Securities LLC Pacific Century Securities LLC Revere Securities LLC

Free Writing Prospectus Statement and Disclaimers

The securities of Bluemount Holdings Limited ("we," "us," "our" or the "Company"") may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "SEC") or an exemption therefrom. This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement on Form F-1 (including a prospectus, which is currently in preliminary form) (File No. 333-285843) (the "Registration Statement") with the SEC for the offering to which this presentation relates. The Registration Statement has not yet become effective, no ordinary shares have yet been sold pursuant to the Registration Statement, and the prospectus contained therein remains preliminary. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated May 23, 2025, is available on SEC Website at: https://www.sec.gov/Archives/edgar/data/2027815/000202781525000008/form1.htm. Alternatively, the Company or the underwriters participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Pacific Century Securities LLC.

This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs or other terms such as "may," "will," "expect," "intend," "anticipate," "believe," "plan," "estimate," "continue," "could," "might," "should," "approximately," or "potential," or in each cased, their negative or other variations thereon, although not all forward-looking statements contain these words. They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, financial market and general economic conditions in Hong Kong and world-wide, and the prospects of our asset management and brokerage services businesses as stated herein.

You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such statements are only predictions, and our actual results may differ materially from those anticipated in these forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially form the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Registration Statement. In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results of developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation.

We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Factors that may cause such differences include those discussed under Risk Factors in the Registration Statement. We do not assume any obligation to update forward-looking statements as circumstances change.

Certain market data information in this presentation is based on management's estimates. The Company obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. The Company believes its estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which the Company obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, and the nature of the data gathering process.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. No part of this presentation shall from the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the US Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. This presentation should not be construed as legal, tax, investment or other advice.

Company Overview

We, through our operating subsidiaries, are a Hong Kong-based consulting and advisory and financial services provider, as well as trader of commodities such as luxury timepieces.

Our total revenues amounted to **HK$32.8 million (approximately US$4.2 million**) and **HK$38.3 million** for the fiscal years ended March 31, 2024 and 2023, respectively. We recorded net profits of **HK$9.2 million (approximately US$1.2 million)** and **HK$0.9 million** for the same periods. For the years ended March 31, 2024 and 2023, consulting and advisory services contributed approximately 57.05% and 77.50% of our total revenue, respectively. Revenue from commodity trading, primarily luxury timepieces, accounted for approximately 40.45% and 19.27%, respectively. Financial services—including underwriting and placing services, securities dealing and brokerage, and asset management—collectively contributed only 2.50% and 3.23% of total revenue for the respective years. Accordingly, we regard our consulting and advisory services as the most significant segment of our business.



BLUEMOUNT
藍 山 控 股

Company Business



BLUEMOUNT
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Company Business

We operate our business through three subsidiaries, primarily engaged in the following business segments

- Consulting and Advisory Services
- Corporate Finance
- Strategic Communications
- Commodity Trading (Luxury Timepieces)
- Financial Services



BLUEMOUNT
藍 山 控 股

Company Business

Bluemount Capital Limited provides comprehensive consulting and advisory services on business development strategies to our diverse clientele. The core focus of our offerings lies in proactively seeking and evaluating suitable transaction projects which can contribute to the growth and diversification of clients' business.

Bluemount Commodities Limited is dedicated to the trading of brand new luxury branded timepieces, where we source, buy, and sell prestigious timepieces. We specialize in sourcing hard-to-get, rare and luxury timepieces from individuals or corporate entities and subsequently reselling them to the discerning market of luxury timepiece enthusiasts in Hong Kong.



BLUEMOUNT
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Company Business

Bluemount Securities Limited is licensed to conduct Type 1 (dealing in securities) and Type 4 (advising on securities) regulated activities under the SFO in Hong services, securities dealing and brokerage serviKong. It is a Stock Exchange Participant and holds one Stock Exchange Trading Right, and also a participant of the HKSCC. It offers underwriting and placement ces.

Bluemount Asset Management Limited, is licensed to conduct Type 9 (asset management) regulated activities under the SFO in Hong Kong, provides professional asset management services, develops comprehensive investment strategies for clients, and strives for excellent investment return.



BLUEMOUNT
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Consulting and Advisory Services

Corporate Finance

Our Corporate Finance segment focuses on the strategic, operational, financial, transactional and capital needs of our clients. In addition, we offer services in seeking suitable transaction projects for the development or diversification; and (ii) seeking suitable business partners/investors for our clients for fund raising projects. Our clients include companies, boards of directors, and as well as other parties-in-interest. We deliver a wide range of services centered around three core offerings: Business Transformation, Strategy and Transactions.



Strategic Communications

Our Strategic Communications segment develops and executes communications strategies to help management teams and boards of directors manage changes and mitigate risks surrounding transformational and disruptive events, including transactions, investigations, disputes, crises, regulations and legislations. We deliver our strategic communications offering through financial communications.

BLUEMOUNT
藍 山 控 股

Asset Management Business

Bluemount Asset Management Limited offers discretionary asset management services, tailoring personalized investment portfolios based on each client's wealth objectives, risk tolerance, and investment horizon. The company takes full responsibility for the day-to-day management and adjustment of these portfolios. Through professional asset allocation and risk management, Bluemount Asset Management Limited helps clients preserve and grow their wealth. Regular reports are provided to keep clients fully informed about portfolio performance and any adjustments made.



BLUEMOUNT
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Corporate structure

BLUEMOUNT
藍 山 控 股


Mr. Pan Jiye
Mr. Yan Ka Him
Ms. Zhou Qilin
Mr. Henrick Yau Kwok Hang Heilesen
Ms. Zheng Zeli
100%
100%
100%
100%
100%
Echo International Holdings Group Limited (Cayman Island) Voting rights: 30%
Bluemount Group Limited (British Virgin Islands) Voting rights: 22.55%
Yes & Right Investment Limited (British Virgin Islands) Voting rights: 21.18%
Wi Holdings Limited (British Virgin Islands) Voting rights: 11.57%
Mr. Huang Wei Chieh Voting rights: 4.90%
Be Good Investment Holdings Limited (British Virgin Islands) Voting rights: 4.90%
Lissington Limited (British Virgin Islands) Voting rights: 4.90%
30.00%
22.55%
21.18%
11.57%
4.90%
4.90%
4.90%
Bluemount Holdings Limited (Cayman Island)
100%
Bluemount Financial Group Limited (Hong Kong)
100%
100%
100%
100%
Bluemount Securities Limited (Hong Kong)
Bluemount Asset Management Limited (Hong Kong)
Bluemount Commodities Limited (Hong Kong)
Bluemount Capital Limited (Hong Kong)

Financial Information


For the years ended March 31, 2023 and 2024 and six months period ended September 30, 2024
45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
38,324
874
32,848
9,211
13,115
5,415
HK$'000
March 31, 2023
HK$'000
March 31, 2024
HK$'000
September 30, 2024
Revenue
Net profit after tax

For the years ended March 31, 2023 and 2024 and six months period ended September 30, 2024			
	March 31, 2023	March 31, 2024	September 30, 2024
	HK$'000	HK$'000	HK$'000
Revenue	38,324	32,848	13,115
Net profit after tax	874	9,211	5,415
Revenue breakdown:			
Advisory service income	29,700	18,740	9,300
Trading of timepieces	7,386	13,288	3,421
Brokerage commissions	28	9	14
Service fee income	2	45	238
Investment management fee income	703	766	142
Underwriting and placement income	505	-	-
Total	38,324	32,848	13,115

Our Mission and Value

Our Mission

Bluemount Holdings Limited is dedicated to providing high-quality, comprehensive, and compliant wealth management and securities services to clients in Hong Kong and around the world. By combining strong local expertise with a global perspective, the company aims to help clients achieve sustainable wealth growth and meet their investment goals. Through continuous innovation and service enhancement, Bluemount strives to improve client experience and satisfaction, while actively expanding into international markets to strengthen its global presence and competitiveness.

Our Value

The company upholds its core values of client-first, professionalism and innovation, integrity and compliance, and teamwork. It consistently prioritizes the best interests of its clients, delivering high-quality services through expert knowledge and a spirit of innovation. By strictly adhering to laws, regulations, and industry standards, the company maintains market order and protects its strong reputation. At the same time, it places great emphasis on team building and collaboration, harnessing collective intelligence and strength to drive sustainable growth and long-term success.



BLUEMOUNT
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Use of Proceeds

After deducting the estimated underwriters' discounts and offering-related expenses payable by us, we anticipate receiving net proceeds of approximately $4.1 million from this offering (or approximately $4.9 million if the underwriters fully exercise their over-allotment option).



Use of Net Proceeds from Offering
Base Offering ($M)
Full Over-Allotment ($M)
Amount (USD Millions)
2.00
1.75
1.50
1.25
1.00
0.75
0.50
0.25
0.00
1.6
2.0
1.2
1.5
1.2
1.5
Luxury Watch Trading Expansion
Acquisition of Financial/Investment Firms
General Working Capital



BLUEMOUNT
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Management and Directors



BLUEMOUNT
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Management and Directors



Ms. Chan Wan Shan Sandra is our Director, Chief Executive Officer, and Chairperson of the Board of Directors. Since January 2022, Ms. Chan has been serving as a director of Bluemount Securities Limited, a subsidiary of the Group. Since December 2021, Ms. Chan has been serving as a director of Bluemount Financial Group Limited, Bluemount Asset Management Limited, Bluemount Capital Limited and Bluemount Commodities Limited.

Since March 2020, Ms. Chan has been serving as an executive director at Echo International Holdings Group Limited (HKEx: 08218), a company which manufactures security alarm, buzzer, fire alarm, massage toner, fishing indicator, and communicator, as well as offers verification, procurement, assembling, inspection, packaging, and after-sales services.

Mr. Pan Jiye is our Director and Chief Operating Officer. In December 2021, Mr. Pan joined Bluemount Financial Group Limited, a subsidiary of our Group and has been serving as the business development manager since then. Mr. Pan also serves as a director for Bluemount Securities Limited, Bluemount Asset Management Limited, Bluemount Capital Limited, and Bluemount Commodities Limited since December 2021.

BLUEMOUNT
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Management and Directors



Lui Tung Mui is our Chief Financial Officer. Ms. Lui has been serving as the financial controller of Echo Asia (Hong Kong) Limited, a trading company, since August 2021, where she is responsible for overseeing daily operation and finance department of the company. From December 2018 to October 2019, she was the senior finance manager at Gold Metal International Travel Limited, a trading and travelling company, where she was responsible for overseeing daily operation and finance department of the company. From 2004 to 2016, she worked as a finance manager at Wah Sun Emporium Wholesales Company Limited. Ms. Lui graduated from high school in 1994.

Mr. Chun David is a director nominee who will be appointed as one of our independent directors upon the effectiveness of our Registration Statement. Since January 1978, Mr. Chun has been serving as the president of EduCORP, a company with a diversified range of businesses focusing on large scale commodity trades, including oil and gas, biofuel feedstock, and renewable and alternative energy. From January 2019 to January 2021, Mr. Chun served as a senior manager of Lowe II LLC, an investment and asset management company. Mr. Chun obtained a doctorate of mental health from the University of California, San Francisco in 2006, a master of science degree in health & medical administration from the University of California, Berkeley in 1983, and a bachelor of science degree in neurobiology & artificial intelligence the University of California, Berkeley in 1980.

BLUEMOUNT
藍 山 控 股

Management and Directors



Mr. Ow Kian Jing Dennis is a director nominee who will be appointed as one of our independent directors upon the effectiveness of our Registration Statement. Since August 2023, Mr. Ow has been serving as the vice president of Nebula Investments LLC, a corporate financial advisory company. From April 2021 to April 2023, Mr. Ow served as a managing director of FDB Financial Group Limited, a corporate financial advisory company. From November 2020 to March 2021, Mr. Ow served as the head of investment banking division and an executive director of Guolian Securities International Capital Co., Ltd., a subsidiary of Guolian Securities Co., Ltd (HKEx: 01456), a company predominately engaged in securities related businesses. From March 2016 to September 2020, Mr. Ow served as head of investment banking division and an executive director of South China Financial Holdings Limited (HKEx: 00619), a company which provides securities brokerage services, bullion, forex and commodities trading, share margin financing, money lending, lease financing, and corporate advisory and underwriting services.

Ms. Da Hae Im (Ellie) is a director nominee who will be appointed as one of our independent directors upon the effectiveness of our Registration Statement. Since August 2023, Ms. Da Hae has been serving as the channel renewal specialist of Computer Generated Solutions, Inc., a company which provides information technology services.

BLUEMOUNT
藍 山 控 股

Contact us

Issuer:
Bluemount Holdings Limited

Room 1007, Capital Centre,
151 Gloucester Road,
Wanchai, Hong Kong

Phone: +852 2137-2688

Underwriters:
Dominari Securities LLC
725 5th Ave 23 Floor, New York, NY 10022, United States
Phone: +1 212-393-4500

Pacific Century Securities LLC
60-20 Woodside Avenue Ste 211,Queens,NY 11377 United States
Phone: +1 212-970-8868

Revere Securities LLC
560 Lexington Ave 16th floor, New York, NY 10022, United States
Phone: +1 212-688-2350



BLUEMOUNT
藍 山 控 股

THANK YOU！



BLUEMOUNT
藍 山 控 股